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                                                                     Exhibit 2.1

                              ACQUISITION AGREEMENT

                                     BETWEEN

                           SELECT MEDICAL CORPORATION

                                     - and -

                            SLMC FINANCE CORPORATION

                                     - and -

                              CALLISTO CAPITAL L.P.

                      DATED the 23rd day of December, 2005

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                                TABLE OF CONTENTS

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
                                                 ARTICLE 1 INTERPRETATION

1.1.     Definitions.............................................................................................       1
1.2.     Recitals................................................................................................       9
1.3.     Accounting Principles...................................................................................       9
1.4.     Governing Law; Attornment...............................................................................       9
1.5.     Entire Agreement; Amendment.............................................................................       9
1.6.     Calculation of Time.....................................................................................       9
1.7.     Performance on Holidays.................................................................................      10
1.8.     Waiver of Rights........................................................................................      10
1.9.     Tender..................................................................................................      10
1.10.    Severability............................................................................................      10
1.11.    Conflict................................................................................................      10
1.12.    Consents and Approvals..................................................................................      10
1.13.    Remedies Cumulative.....................................................................................      11
1.14.    Additional Rules of Interpretation......................................................................      11
1.15.    Schedules and Exhibits..................................................................................      12

                                          ARTICLE 2 PURCHASE AND SALE OF SHARES

2.1.     Purchase and Sale.......................................................................................      13
2.2.     Amount of Purchase Price................................................................................      13
2.3.     Estimate of Closing Working Capital.....................................................................      13
2.4.     Purchase Price Adjustment...............................................................................      13
2.5.     Preparation of Closing Balance Sheet....................................................................      14
2.6.     Payment of Estimated Purchase Price.....................................................................      15
2.7.     Delivery of Share Certificates..........................................................................      15
2.8.     Place of Closing........................................................................................      15
2.9.     Delivery of Section 116 Certificate.....................................................................      15

                                         ARTICLE 3 REPRESENTATIONS AND WARRANTIES

3.1.     Representations and Warranties in respect of the Corporation, Subsidiaries and Business.................      17
3.2.     Representations and Warranties in respect of the Guarantor and the Vendor...............................      23
3.3.     Representations and Warranties of the Purchaser.........................................................      25
3.4.     Commission..............................................................................................      25
3.5.     Due Diligence Review....................................................................................      26
3.6.     Survival of Representations and Warranties of the Guarantor and the Vendor..............................      26
3.7.     Survival of Representations and Warranties of the Purchaser.............................................      27

                                         ARTICLE 4 OTHER COVENANTS OF THE PARTIES

4.1.     Covenants of the Guarantor and the Vendor...............................................................      27
4.2.     Covenants of the Purchaser..............................................................................      28
4.3.     Cooperation.............................................................................................      31

                                             ARTICLE 5 CONDITIONS OF CLOSING

5.1.     Conditions for the Benefit of the Purchaser.............................................................      31
5.2.     Conditions for the Benefit of the Guarantor and the Vendor..............................................      33
5.3.     Waiver..................................................................................................      34
5.4.     Termination.............................................................................................      34
5.5.     Liability of Purchaser, Guarantor and Vendor............................................................      35

                                                ARTICLE 6 INDEMNIFICATION

6.1.     Indemnification by the Guarantor and the Vendor.........................................................      35
6.2.     Indemnification by the Purchaser........................................................................      36
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                                      -i-

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
6.3.     Agency for Representatives..............................................................................      36
6.4.     Notice of Third Party Claims............................................................................      36
6.5.     Defence of Third Party Claims...........................................................................      37
6.6.     Assistance for Third Party Claims.......................................................................      37
6.7.     Settlement of Third Party Claims........................................................................      38
6.8.     Direct Claims...........................................................................................      38
6.9.     Failure to Give Timely Notice...........................................................................      38
6.10.    Reductions..............................................................................................      38
6.11.    Payment and Interest....................................................................................      39
6.12.    Limitation..............................................................................................      39
6.13.    Additional Rules and Procedures.........................................................................      41
6.14.    Exclusive Remedy........................................................................................      41

                                                 ARTICLE 7 MISCELLANEOUS

7.1.     Further Assurances......................................................................................      42
7.2.     Public Announcements....................................................................................      42
7.3.     Notices.................................................................................................      42
7.4.     Time of the Essence.....................................................................................      43
7.5.     Costs and Expenses......................................................................................      43
7.6.     Effect of Closing.......................................................................................      43
7.7.     Counterparts............................................................................................      44
7.8.     Assignment..............................................................................................      44
7.9.     Parties in Interest.....................................................................................      44
7.10.    Third Parties...........................................................................................      44
7.11.    English Language........................................................................................      44
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                                      -ii-

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                                    SCHEDULES

Schedule 1.1A          -    Annual Financial Statements
Schedule 1.1B          -    Interim Financial Statements
Schedule 3.1.1A             Jurisdictions of Incorporation or Incorporation of
                            Each Subsidiary
Schedule 3.1.1B             Governing Agreements
Schedule 3.1.3         -    Clinics
Schedule 3.1.4         -    Authorized and Issued Capital
Schedule 3.1.5              Title to Purchased Shares and Capital Securities of
                            Subsidiaries
Schedule 3.1.6         -    Investments
Schedule 3.1.7              No Obligation to Issue Securities
Schedule 3.1.9         -    Regulatory Approvals and Consents
Schedule 3.1.15        -    Guarantees
Schedule 3.1.16        -    Non-Arm's Length Transactions
Schedule 3.1.18        -    Debt Instruments
Schedule 3.1.20        -    Legal Proceedings
Schedule 3.1.21        -    Banking Information
Schedule 4.3                Information Technology Matters

                                    EXHIBITS

Exhibit A              -    Form of Legal Opinion of Vendor's Counsel
Exhibit B              -    Form of Legal Opinion of Purchaser's Counsel
Exhibit C              -    Form of Release
Exhibit D              -    Form of Non-Competition Agreement

                                     -iii-

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                              ACQUISITION AGREEMENT

            THIS ACQUISITION AGREEMENT made this 23rd day of December, 2005 between SELECT MEDICAL CORPORATION, a corporation incorporated under the laws of the State of Delaware (the "Guarantor"), SLMC FINANCE CORPORATION (the "Vendor") and CALLISTO CAPITAL L.P. (the "Purchaser"), by its general partner CALLISTO CAPITAL (GP) L.P., by its general partner CALLISTO CAPITAL (GP) INC., a corporation incorporated under the laws of the Province of Ontario.

                                    RECITALS

            WHEREAS the Guarantor is the sole registered and beneficial owner of all of the outstanding shares in the capital of the Vendor;

            AND WHEREAS the Vendor is the sole registered and beneficial owner of 13,127,364 issued and outstanding common shares in the capital of CANADIAN BACK INSTITUTE LIMITED, a corporation amalgamated under the laws of the Province of Ontario (the "Corporation");

            AND WHEREAS the Purchaser wishes to purchase, and the Vendor wishes to sell, all of the issued and outstanding common shares in the capital of the Corporation for the purchase price and upon the terms and conditions hereinafter set forth;

                                    AGREEMENT

            NOW THEREFORE in consideration of the premises and mutual agreements hereinafter set out and of other consideration (the receipt and sufficiency of which are acknowledged by each Party), the Parties agree as follows:

                                   ARTICLE 1
                                 INTERPRETATION

1.1.  DEFINITIONS

            In this Agreement:

            "ACCOUNTING PRINCIPLES CONSISTENTLY APPLIED" means the generally accepted accounting principles used in preparing the financial statements of the Corporation as of and for the year ended December 31, 2004 (A) using the same accounting methods, policies, practices and procedures, with consistent classification, judgments, and estimation methodology, as were used in preparing the financial statements as of and for the year ended December 31, 2004 and (B) not taking into account any changes in circumstances or events occurring after 12:01 a.m. on the Closing Date.

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            "ACCOUNTING RECORDS" means all of the Corporation's books of account, accounting records and other financial data and information, and includes all records, data and information stored electronically, digitally or on computer related media;

            "AFFILIATE" means, with respect to any person, any other person that directly or indirectly controls, is controlled by, or is under common control with that other person. For purposes of this definition, a person "controls" another person if that person directly or indirectly possesses the power to direct or cause the direction of the management and policies of that other person, whether through ownership of securities, by contract or otherwise and "controlled by" and "under common control with" have similar meanings;

            "AGREEMENT" means this acquisition agreement and all Schedules and Exhibits attached hereto;

            "ANNUAL FINANCIAL STATEMENTS" means collectively the consolidated unaudited financial statements of the Corporation and its Subsidiaries as at December 31, 2004, consisting of the balance sheet of the Corporation and the accompanying income statement attached hereto as Schedule 1.1A;

            "APPLICABLE LAW" means, in respect of any person, property, transaction or event, any domestic or foreign statute, law (including the common law), ordinance, rule, regulation, treaty, restriction, regulatory policy, standard, code or guideline, by-law (zoning or otherwise) or Order that applies in whole or in part to such person, property, transaction or event;

            "BOOKS AND RECORDS" means the Accounting Records and all books, records, books of account, sales and purchase records, lists of suppliers and customers, credit and pricing information, personnel and payroll records, employment and consulting agreements, production, inventory and accounts receivable data, formulae, business, engineering and consulting reports and research and development information and plans and projections of or relating to the Corporation, the Subsidiaries or the Business and all other documents, files, records and studies, correspondence, and other data and information, financial or otherwise, which are relevant to the Corporation, the Subsidiaries or the Business, including all data and information stored electronically, digitally or on computer related media;

            "BUSINESS" means (i) the business in Canada of providing programs and/or services in physiotherapy, occupational and/or for exercise therapies as well as massage therapy, physician and/or chiropractic services and elder care services. For purposes of this definition, "physician services" shall mean physician services provided in support of uni- or multi-discipline patient care programs, or those directly provided for expert opinion, utilisation review or independent examination, and "elder care services" shall mean physiotherapy, occupational therapy, chiropody, massage therapy, nursing and personal support provided in long-term care facilities, retirement homes and/or facilities, assistive or supportive living residences and the patient's home; and (ii) the licensing of certain rights by the Corporation and its Subsidiaries to third parties;

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            "BUSINESS DAY" means a day other than a Saturday, Sunday or any other day on which the principal chartered banks located in the City of Toronto are not open for the transaction of domestic business during normal banking hours;

            "CAPITAL SECURITIES" means, with respect to any person, all shares, interests, participations, or other equivalents (however designated, voting or non-voting) of such person's capital, including common shares, preferred shares, membership interests, limited or general partnership interests in a partnership, interest in a trust or other equivalent of such ownership interest.

            "CLAIM" means any act, omission or state of facts, and any Legal Proceeding, assessment, judgment, settlement or compromise relating thereto, which may give rise to a right to indemnification under Sections 6.1 or 6.2 hereof;

            "CLINIC" means rehabilitation clinics established, operated and maintained by the Corporation and its Subsidiaries;

            "CLOSING" means the completion of the sale to and purchase by the Purchaser of the Purchased Shares and the completion of all other transactions contemplated by this Agreement that are to occur contemporaneously therewith;

            "CLOSING BALANCE SHEET" means the consolidated balance sheet of the Corporation as at the Closing Date, prepared in accordance with generally accepted accounting principles in the United States, consistently applied, as finally determined in accordance with the provisions of Section 2.5 hereof;

            "CLOSING DATE" means February 1, 2006 or such earlier or later date as may be agreed upon in writing by the Parties; and in the event that the Vendor is unable to obtain the certificate of compliance referred to in Section
2.9 hereof prior to February 1, 2006, then the Closing Date shall automatically be extended to February 15, 2006 or such earlier or later date as may be agreed upon in writing by the Parties;

            "CLOSING DOCUMENT" means any document or instrument delivered at the Closing as provided in or pursuant to this Agreement;

            "CLOSING TIME" means 10:00 o'clock a.m. Toronto time on the Closing Date or such other time on the Closing Date as the Parties agree in writing that the Closing shall take place;

            "CLOSING WORKING CAPITAL" means the amount equal to: (i) the total of the Corporation's current assets; less (ii) the total of its current liabilities (excluding the current portion of any Long Term Liabilities); all on a consolidated basis as shown on the Closing Balance Sheet;

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            "CONSENT" means any consent, approval, permit, waiver, ruling, exemption, or acknowledgement from any person (other than the Corporation or any Subsidiary) under the terms of any Contract, Lease, or Equipment Lease issued to or for the benefit of the Corporation or its Subsidiaries which is provided for or required pursuant to the terms of such Contract, Lease or Equipment Lease in connection with the sale of the Purchased Shares to the Purchaser and the completion of the other transactions contemplated herein;

            "CONSTATING DOCUMENTS" means, with respect to any body corporate, the original or restated articles of incorporation, articles of amendment, articles of amalgamation, articles of arrangement, articles of reorganization, articles of revival, letters patent, memorandum of agreement, special Act or statute and any other instrument or constating document by or pursuant to which the body corporate is incorporated or comes into existence and with respect to any partnership, the partnership agreement and any other instrument or constating document by or pursuant to which the partnership is created or comes into existence;

            "CONTRACTS" means all contracts, agreements, instruments and other legally binding commitments or arrangements, written or oral, entered into by the Corporation or any of its Subsidiaries, including those listed or identified on any Schedule attached hereto.

            "CORPORATION" means Canadian Back Institute Limited, a corporation amalgamated under the laws of the Province of Ontario, including its successors and assigns;

            "DEBT INSTRUMENT" means any bond, debenture, promissory note or other instrument evidencing indebtedness for borrowed money;

            "DEFENDING PARTY" has the meaning ascribed thereto in Section 6.6 hereof;

            "DIRECT CLAIM" means any Claim asserted against an Indemnitor by an Indemnitee which does not result from a Third Party Claim;

            "EMPLOYEE" means an individual who is employed by, or has a contractual relationship to provide services to, the Corporation or any of its Subsidiaries, whether on a full-time or part-time basis;

            "ENCUMBRANCE" means any mortgage, charge, easement, encroachment, lien, adverse claim, restrictive covenant, assignment by way of security, security interest of any nature, financing statement, servitude, pledge, hypothecation, security agreement, title retention agreement, right of occupation, option or privilege or any agreement to create any of the foregoing;

            "EQUIPMENT LEASES" means all leases of personal property to which the Corporation or any Subsidiary is a party or under which it has rights;

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            "ESTIMATED CLOSING WORKING CAPITAL" means the estimated amount of
Closing Working Capital as determined on the Pre-Closing Statement in accordance with Section 2.3 hereof;

            "ESTIMATED LONG TERM LIABILITIES" means the estimated Long Term Liabilities as determined on the Pre-Closing Statement in accordance with
Section 2.3 hereof.

            "FINANCIAL STATEMENTS" means, collectively, the Annual Financial Statements and Interim Financial Statements;

            "GOVERNMENTAL AUTHORITY" means any domestic or foreign government, whether federal, provincial, state, territorial or municipal; and any governmental agency, ministry, department, Tribunal, commission, bureau, board or other instrumentality exercising or purporting to exercise legislative, judicial, regulatory or administrative functions of, or pertaining to, government;

            "GUARANTEE" means any agreement, contract or commitment providing for the guarantee, indemnification, assumption or endorsement or any like commitment with respect to the obligations, liabilities (contingent or otherwise) or indebtedness of any person;

            "GUARANTOR" means Select Medical Corporation, a corporation incorporated under the laws of the State of Delaware, including its successors and assigns;

            "INCOME TAX ACT" means, collectively, the Income Tax Act, R.S.C. 1985, 5th Supplement, the Income Tax Application Rules, R.S.C. 1985, 5th Supplement, and the Income Tax Regulations, in each case as amended to the date hereof;

            "INDEMNITEE" means any Party and its Representatives entitled to indemnification under this Agreement;

            "INDEMNITOR" means any Party obligated to provide indemnification under this Agreement;

            "INDEMNITY PAYMENT" means any amount of a Loss required to be paid pursuant to Sections 6.1, or 6.2 hereof;

            "INFORMATION" has the meaning ascribed thereto in Section 4.2.1(a) hereof;

            "INTELLECTUAL PROPERTY RIGHTS" means:

      (a) all trade marks, trade names, business names, styles, designs, graphics, slogans, logos, service marks, brand names, internet domain names and registrations and other commercial symbols and all applications therefore;

      (b)   all copy rights and all applications therefore;

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      (c)   all know how, inventions, trade secrets, including business methodologies and processes, confidential information and any licensed property or technology;

      (d) all computer software and software systems and rights related thereto including all related code, specifications, documentation, revisions, enhancements, and modifications thereto and all data, databases and related documentation in whatever form and media;

and includes any statutory or common law rights in respect thereof and any and all applications, registrations, licenses, sub-licenses, franchises, agreements or any other evidence of a right in any of the foregoing.

            "INTERIM FINANCIAL STATEMENTS" means the unaudited consolidated financial statements of the Corporation for the ten (10) month period ended October 31, 2005 attached hereto as Schedule 1.1B;

            "INTERIM PERIOD" means the period from and including the time of execution of this Agreement to and including the Closing Time;

            "KNOWLEDGE OF THE GUARANTOR" means the current conscious awareness of Robert Ortenzio, Patricia Rice or Ken Moore without any duty of inquiry;

            "LEASES" means the real property leases and other rights of occupancy relating to real property to which the Corporation or any Subsidiary is a party or under which it has rights, whether as lessor or lessee;

            "LEGAL PROCEEDING" means any litigation, action, suit, investigation, hearing, claim, complaint, grievance, arbitration proceeding or other proceeding and includes any appeal or review and any application for same;

            "LICENSE" means any license, permit, approval, authorization, certificate, directive, order, variance, registration, right, privilege, concession or franchise issued, granted, conferred or otherwise created by any Governmental Authority;

            "LONG TERM LIABILITIES" means the indebtedness for borrowed money, capital leases and seller notes of the Corporation and its Subsidiaries as shown on the Closing Balance Sheet, which for greater certainty includes the current portion of any Long Term Liabilities;

            "LOSS" means any and all loss, liability, damage, cost, expense, charge, fine, penalty or assessment, resulting from or arising out of any Claim, including the costs and expenses of any Legal Proceeding, assessment, judgment, settlement or compromise relating thereto and all interest, fines and penalties and reasonable legal fees and expenses incurred in connection therewith, but excluding punitive damages (other than punitive paid to a third party in connection with a Third Party Claim) loss of profits and consequential damages;

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            "MATERIAL ADVERSE EFFECT" shall mean any effect or change that would be materially adverse to the business, results of operations or financial condition of the Corporation and its Subsidiaries on a consolidated basis.

            "NOTICE PERIOD" has the meaning ascribed thereto in Section 6.5 hereof;

            "ORDER" means any order, directive, judgment, decree, award or writ of any Tribunal;

            "PARTIES" means the Guarantor, the Vendor and the Purchaser and "Party" means any one of them;

            "PERSON" is to be broadly interpreted and includes an individual, an incorporated body wherever or however incorporated, a partnership, a trust, a fund, an unincorporated association or organization, a government of a country or any political subdivision thereof, or any agency or department thereof, and the executors, administrators or other legal representatives of an individual in such capacity.

            "PRIME RATE" for any day means the rate of interest expressed as a rate per annum that the Bank of Montreal establishes at its head office in Toronto, Ontario as the reference rate of interest that it will charge on that day for Canadian dollar demand loans to its customers in Canada and which it at present refers to as its prime rate;

            "PURCHASE PRICE" means the price payable by the Purchaser to the Vendor for the Purchased Shares provided for in Section 2.2 hereof;

            "PURCHASED SHARES" means the 13,127,364 issued and outstanding common shares in the capital of the Corporation;

            "PURCHASER" means Callisto Capital (GP) Inc., a corporation incorporated under the laws of the Province of Ontario, including its successors and assigns;

            "PURCHASER'S ADVISORS" means the directors, officers, employees, auditors, legal counsel and fiscal and tax advisors of the Purchaser and of any lenders or prospective lenders to the Purchaser and their respective representatives and any other person authorized in writing by the Purchaser to represent the Purchaser;

            "PWC" means PricewaterhouseCoopers LLP;

            "REGULATORY APPROVAL" means any approval, consent, ruling, authorization, notice, permit or acknowledgement that may be required from any Governmental Authority by Applicable Law, the terms of any License or the conditions of any Order in connection with the sale of the Purchased Shares to the Purchaser and the completion of the other transactions contemplated herein;

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            "REPRESENTATIVE" means, in respect of an Indemnitee, each director, officer, employee, agent, solicitor, accountant, professional advisor and other representative of that Indemnitee and, in respect of the Purchaser, also includes the Corporation or any Subsidiary;

            "SENIOR EMPLOYEES OF THE CORPORATION" means Christopher Szybbo, Cameron McInnes, Lloyd Vinish, Christina Boyle and Bernie Rilling;

            "SUBSIDIARY" means with respect to any person, a corporation, partnership, limited partnership, limited liability company or other entity of which such person owns, directly or indirectly, any number of outstanding Capital Securities as have the ordinary voting power to determine the election of directors or other managers of such corporation, partnership, limited partnership, limited liability company or other entity. Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of the Corporation.

            "TAX LEGISLATION" means, collectively, the Income Tax Act and all federal, provincial, territorial, municipal, foreign, or other statutes, including all treaties, conventions, case law, interpretation bulletins, circulars and releases, rules, regulations, orders, and decrees of any jurisdiction, imposing a tax;

            "TAX RETURNS" means all reports, elections, returns, and other documents required to be filed under the provisions of any Tax Legislation and any Tax forms required to be filed, whether in connection with a Tax Return or not, under any provisions of any applicable Tax Legislation;

            "TAX" or "TAXES" means all taxes, assessments, charges, dues, duties, rates, fees, imposts, levies and similar charges of any kind lawfully levied, assessed or imposed by any Governmental Authority, including, Canadian federal, provincial, territorial, municipal and local, foreign or other income, capital, goods and services, capital gains, sales, use, consumption, registration, environmental, excise, value-added, business, real property, personal property, stamp, transfer, franchise, withholding, payroll and employee withholding, or employer health taxes, customs, import, anti-dumping or countervailing duties, Canada Pension Plan contributions, employment insurance premiums, social security and workers' compensation premiums or payments, including any interest, penalties and fines associated therewith or that may become payable in respect thereof, and any liability for any of the foregoing as a transferee or successor, guarantor or surety or in a similar capacity under any contract, arrangement, agreement, understanding or commitment (whether written or oral) or by operation of law;

            "THIRD PARTY" has the meaning ascribed thereto in Section 6.13(a) hereof;

            "THIRD PARTY CLAIM" means any Claim asserted against an Indemnitee that is paid or payable to, or claimed by, any person who is not a Party;

            "TRIBUNAL" means any court (including a court of equity), arbitrator or arbitration panel and any other Governmental Authority, stock exchange or other body exercising adjudicative, regulatory, judicial or quasi-judicial powers; and

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            "VENDOR" means SLMC Finance Corporation, a corporation incorporated under the laws of the State of Delaware, including its successors and assigns.

1.2.  RECITALS

            The Parties acknowledge and declare that the recitals in this Agreement are true and correct.

1.3.  ACCOUNTING PRINCIPLES

            Wherever in this Agreement reference is made to generally accepted accounting principles, such reference shall be deemed to be to the generally accepted accounting principles from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, applicable as at the date on which such principles are to be applied or on which any calculation or determination is required to be made in accordance with generally accepted accounting principles in the United States.

1.4.  GOVERNING LAW; ATTORNMENT

            This Agreement shall be construed, interpreted and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable therein (excluding any conflict of law rule or principle of such laws that might refer such interpretation or enforcement to the laws of another jurisdiction) and each Party irrevocably submits to the non-exclusive jurisdiction of the courts of Ontario with respect to any matter arising hereunder or relating hereto.

1.5.  ENTIRE AGREEMENT; AMENDMENT

            This Agreement constitutes the entire agreement between the Parties with respect to the transactions herein contemplated and cancels and supersedes any prior understandings, agreements, negotiations and discussions, written or oral, between the Parties with respect thereto (including the letter of intent dated June 29, 2005 among the Guarantor, the Corporation and Callisto Capital
(GP) L.P.). There are no representations, warranties, terms, conditions, undertakings or collateral agreements or understandings, express or implied, between the Parties other than those expressly set forth in this Agreement. This Agreement may not be amended, supplemented or otherwise modified in any respect except by written instrument executed by the Parties.

1.6.  CALCULATION OF TIME

            In this Agreement, a period of days shall be deemed to begin on the first day after the event which began the period and to end at 5:00 p.m. (Toronto time) on the last day of the period. If any period of time is to expire hereunder on any day that is not a Business Day, the

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

period shall be deemed to expire at 5:00 p.m. (Toronto time) on the next succeeding Business Day.

1.7.  PERFORMANCE ON HOLIDAYS

            If any act (including the giving of notice) is otherwise required by the terms hereof to be performed on a day which is not a Business Day, such act shall be valid if performed on the next succeeding Business Day.

1.8.  WAIVER OF RIGHTS

            Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any Party to exercise, and no delay in exercising, any right under this Agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

1.9.  TENDER

            Except as otherwise provided herein, any tender of documents or money hereunder may be made upon the Parties or their respective counsel and money shall be tendered by official bank draft drawn upon a Canadian chartered bank or by negotiable cheque payable in Canadian funds and certified by a Canadian bank listed in Schedule I, II or III to the Bank Act (Canada).

1.10. SEVERABILITY

            Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

1.11. CONFLICT

            In the event of any conflict or inconsistency between the terms and conditions in the body of this Agreement and those in any Schedule (including any agreement entered into pursuant to this Agreement), the terms and conditions in the body of this Agreement shall govern and take precedence and the Parties shall take such steps as may be required or desirable to conform the conflicting or inconsistent provisions thereof to this Agreement.

1.12. CONSENTS AND APPROVALS

            Unless otherwise specified, where the consent or approval of a Party is contemplated or required by the terms of this Agreement, that Party shall not unreasonably delay or withhold the giving of such consent or approval after a request therefor has been made by the other Party.

1.13. REMEDIES CUMULATIVE

            The rights, remedies, powers and privileges herein provided to a Party are cumulative and in addition to and not exclusive of or in substitution for any rights, remedies, powers and privileges otherwise available to that Party.

1.14. ADDITIONAL RULES OF INTERPRETATION

      (a) In this Agreement, unless the context requires otherwise, words in one gender include all genders and words in the singular include the plural and vice versa.

      (b) The division of this Agreement into Articles, Sections, Subsections, Schedules and other subdivisions, the inclusion of headings and the provision of a table of contents are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The headings in the Agreement are not intended to be full or precise descriptions of the text to which they refer.

      (c) Unless something in the subject matter or context is inconsistent therewith, references herein to an Article, Section, Subsection, paragraph, clause, Schedule or Exhibit are to the applicable article, section, subsection, paragraph, clause Schedule or Exhibit of this Agreement.

      (d) Wherever the words "include", "includes" or "including" are used in this Agreement or in any Closing Document, they shall be deemed to be followed by the words "without limitation" and the words following "include", "includes" or "including" shall not be considered to set forth an exhaustive list.

      (e) The words "hereof", "herein", "hereto", "hereunder", "hereby" and similar expressions shall be construed as referring to this Agreement in its entirety and not to any particular section or portion of it.

      (f) Unless otherwise specified, all dollar amounts in this Agreement, including the symbol "$", refer to Canadian currency.

      (g) Unless otherwise indicated, all references in this Agreement to any statute include the regulations thereunder and all applicable guidelines, bulletins or policies made in connection therewith and which are legally binding, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision.

      (h) All references herein to any agreement (including this Agreement), document or instrument mean such agreement, document or instrument as amended, supplemented, modified, varied, restated or replaced from time to time in accordance with the terms thereof and, unless otherwise specified therein, includes all schedules and exhibits attached thereto.

      (i) Unless otherwise defined herein, words or abbreviations which have well-known trade meanings are used herein with those meanings.

1.15. SCHEDULES AND EXHIBITS

            The following are the Schedules and Exhibits attached to and incorporated in this Agreement by reference and deemed to be a part hereof:

Schedules

Schedule 1.1A          -      Annual Financial Statements
Schedule 1.1B          -      Interim Financial Statements
Schedule 3.1.1A               Jurisdictions of Incorporation and Formation of
                              Each Subsidiary
Schedule 3.1.1B               Governing Agreements
Schedule 3.1.3         -      Clinics
Schedule 3.1.4         -      Authorized and Issued Capital
Schedule 3.1.5                Title to Purchases Shares and Capital Securities
                              of Subsidiaries
Schedule 3.1.6         -      Investments
Schedule 3.1.7         -      No Obligation to Issue Securities
Schedule 3.1.9         -      Regulatory Approvals and Consents
Schedule 3.1.15        -      Guarantees
Schedule 3.1.16        -      Non-Arm's Length Transactions
Schedule 3.1.18        -      Debt Instruments
Schedule 3.1.20        -      Legal Proceedings
Schedule 3.1.21        -      Banking Information
Schedule 4.3                  Information Technology Matters

Exhibits

Exhibit A              -      Form of Legal Opinion of Guarantor's and Vendor's
                              Counsel
Exhibit B              -      Form of Legal Opinion of Purchaser's Counsel
Exhibit C              -      Form of Release
Exhibit D              -      Form of Non-Competition Agreement

                                   ARTICLE 2
                           PURCHASE AND SALE OF SHARES

2.1.  PURCHASE AND SALE

            Subject to the terms and conditions of this Agreement, the Vendor agrees to sell, transfer and assign the Purchased Shares to the Purchaser and the Purchaser agrees to purchase the Purchased Shares from the Vendor.

2.2.  AMOUNT OF PURCHASE PRICE

            The aggregate price payable by the Purchaser to the Vendor for the Purchased Shares (the "Purchase Price") shall equal Ninety Million Seven Hundred and Eighteen Thousand Nine Hundred and Sixty-Six Dollars ($90,718,966) less the amount of any Long Term Liabilities on the Closing Date, subject to adjustment pursuant to Section 2.3 and Section 2.4 hereof, and shall be payable in accordance with provisions of Section 2.6 hereof.

2.3.  ESTIMATE OF CLOSING WORKING CAPITAL

            At least five (5) Business Days prior to the Closing Date, the Toronto office of PWC will have worked with the Corporation and the Vendor to have prepared and delivered to the Purchaser and the Vendor a written statement (the "Pre-Closing Statement"), based upon the Books and Records of the Corporation, that sets forth the Estimated Closing Working Capital and the Estimated Long Term Liabilities. The Pre-Closing Statement, the Estimated Closing Working Capital and the Estimated Long Term Liabilities set forth therein shall be binding on the parties hereto, subject to any adjustments to the Estimated Closing Working Capital and the Estimated Long Term Liabilities after the Closing pursuant to Section 2.4 hereof.

2.4.  PURCHASE PRICE ADJUSTMENT

            Within ten (10) Business Days following the date on which the Closing Balance Sheet becomes final and binding on the Parties, as determined in
Section 2.5 below, the Purchase Price shall be adjusted, on a dollar-for-dollar basis:

      (a) upward or downward, by an amount by which the Long Term Liabilities is less or greater than, respectively, the Estimated Long Term Liabilities;

      (b) upward or downward, by the amount by which the Closing Working Capital is greater or less than, respectively, the Estimated Closing Working Capital; and

      (c) upward by the amount of the aggregate purchase price paid by the Corporation or any Subsidiary in connection with any acquisitions completed by the Corporation or any Subsidiary from and after the date hereof and prior to the Closing Date.

            In the event of any aggregate downward adjustments to the Purchase Price pursuant to the foregoing provisions of this Section 2.4, the Vendor shall pay to the Purchaser, by wire transfer or bank draft, within ten (10) Business Days following the date on which the Closing Balance Sheet becomes final and binding upon the Parties, as determined in Section 2.5 below, an amount equal to such downward adjustment. The Guarantor hereby agrees to forthwith pay the amount of such downward adjustment to the Purchaser in the event that the Vendor does not so pay the Purchaser within the ten (10) Business Day period. In the event of any aggregate upward adjustment to the Purchase Price pursuant to the foregoing provisions of this Section 2.4, subject to Section 2.9 below, the Purchaser shall pay to the Vendor, by wire transfer or bank draft, within ten
(10) Business Days following the date on which the Closing Balance Sheet becomes final and binding upon the Parties, as determined in Section 2.5 below, an amount equal to such upward adjustment.

2.5.  PREPARATION OF CLOSING BALANCE SHEET

2.5.1 INITIAL PREPARATION

            Promptly after the Closing Time, the Purchaser shall prepare, at the Purchaser's expense and in accordance with Accounting Principles Consistently Applied, a balance sheet of the Corporation as at 12:01 a.m. on the Closing Date (the "Closing Balance Sheet") and a calculation of Closing Working Capital and Long Term Liabilities at that time. A draft of the Closing Balance Sheet and a draft calculation of Closing Working Capital and Long Term Liabilities shall be delivered to the Vendor no later than sixty (60) days following the Closing Date. The Purchaser shall provide the Vendor with copies of all working papers used in the preparation of the draft Closing Balance Sheet. If the Vendor does not give a notice of disagreement in accordance with Section 2.5.2 hereof, the Vendor shall be deemed to have accepted the draft Closing Balance Sheet and draft calculation of the Closing Working Capital and Long Term Liabilities prepared by the Purchaser which shall be final and binding on the Parties and the draft calculations of Closing Working Capital and Long Term Liabilities shall constitute the Closing Working Capital and Long Term Liabilities for purposes of this Agreement immediately following the expiry date for the giving of such notice of disagreement.

2.5.2 DISPUTE SETTLEMENT

            If the Vendor disagrees with any item in the draft Closing Balance Sheet or the draft calculation of the Closing Working Capital or Long Term Liabilities prepared pursuant to Section 2.5.1 hereof, the Vendor shall give written notice to the Purchaser of such disagreement no later than forty-five
(45) Business Days after delivery of the draft Closing Balance Sheet. Any notice of disagreement given by the Vendor shall set forth in detail the particulars of such disagreement. The Vendor and the Purchaser shall then use reasonable efforts to resolve such disagreement for a period of thirty (30) days following the giving of such notice. If the matter is not resolved by the end of such thirty (30) day period, then such disagreement shall be submitted by the Vendor and the Purchaser to a national accounting firm in Canada and the United States agreed upon by the Parties (the "Arbitrator"). In the event that the Parties cannot agree on an arbitrator, then the Arbitrator shall be determined by PWC. The Arbitrator shall, as promptly as practicable (but in any event within forty-five (45) days following its appointment), make a determination of the Closing Working Capital and Long Term Liabilities, based solely on written submissions submitted by the Vendor and the Purchaser to the Arbitrator. In resolving any disputed item, the Arbitrator: (a) shall be bound by the principles set forth in this Agreement, (b) shall limit its review to matters specifically set forth in the notice of disagreement, and
(c) shall not assign a value greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The decision of the Arbitrator as to the Closing Working Capital and Long Term Liabilities shall be final and binding upon the Parties and shall constitute the Closing Working Capital and Long Term Liabilities for purposes of this Agreement. The Purchaser shall pay one-half of the fees and expenses of the Arbitrator with respect to the resolution of the dispute and the Vendor shall pay the balance.

2.6.  PAYMENT OF ESTIMATED PURCHASE PRICE

            On the Closing Date, subject to Section 2.9, the Purchaser shall pay the Vendor, by wire transfer of immediately available funds, an estimate of the Purchase Price, being an amount equal to Ninety Million Seven Hundred and Eighteen Thousand Nine Hundred and Sixty-Six Dollars ($90,718,966) plus or minus, as the case may be, the amount by which the Estimated Closing Working Capital is greater than or less than, respectively, Twelve Million Three Hundred Seventy-Two Thousand Nine Hundred and Ninety-Five Dollars ($12,372,995), minus the Estimated Long Term Liabilities.

2.7.  DELIVERY OF SHARE CERTIFICATES

            The Vendor shall transfer and deliver to the Purchaser at the Closing Time share certificates representing the Purchased Shares owned by the Vendor duly endorsed in blank for transfer, or accompanied by irrevocable security transfer powers of attorney duly executed in blank.

2.8.  PLACE OF CLOSING

            The Closing shall take place at the Closing Time at the offices of Fraser Milner Casgrain LLP, Suite 4200, 1 First Canadian Place, Toronto, Ontario, or at such other place as may be agreed upon by the Vendor and the Purchaser.

2.9.  DELIVERY OF SECTION 116 CERTIFICATE

      (a) The Vendor shall provide the Purchaser on or before the Closing Date with a certificate of compliance for the purposes of section 116 of the Income Tax Act with a certificate limit (as defined in subsection 2 of section 116 of the Income Tax Act) fixed by the Minister of National Revenue in such certificate equal to the Purchase Price payable to the Vendor on Closing.

      (b)   In the event that the estimated Purchase Price determined under
            Section 2.6 results in an amount payable on the Closing Date by the Purchaser that is greater than the certificate limit (such excess amount hereinafter referred to as the "CD Excess Amount"), then the Purchaser shall only pay to the Vendor on the Closing Date an amount equal to the certificate limit plus 75% of such CD Excess Amount on the date set out in
            Section 2.6. The Vendor shall provide the Purchaser on or before the date that is 30 days after the end of the month in which the Closing Date occurred (the "CD Remittance Date") with a certificate of compliance issued under subsection 116(4) of the Income Tax Act with a certificate limit fixed by the Minister of National Revenue in such certificate equal to the amount payable pursuant to Section
            2.6. Upon receipt of such certificate, the Purchaser shall pay the balance of the CD Excess Amount to the Vendor forthwith. If the Vendor fails to deliver to the Purchaser such certificate on or before the CD Remittance Date, the Purchaser shall, on the Remittance Date, pay to the Receiver General for Canada the balance of the CD Excess Amount, and the amount so paid by the Purchaser shall be considered for all purposes to be a payment made by the Purchaser to the Vendor on account of the total aggregate Purchase Price.

      (c) In the event that any aggregate upward adjustment to the Purchase Price pursuant to the provisions of Section 2.4 results in an amount payable by the Purchaser that is greater than the certificate limit (such excess amount hereinafter referred to as the "AD Excess Amount"), then the Purchaser shall only pay to the Vendor an amount equal to 75% of such AD Excess Amount on the date set out in Section
            2.4 (the "Adjustment Date"). The Vendor shall provide the Purchaser on or before the date that is 30 days after the end of the month in which the Adjustment Date occurred (the "AD Remittance Date") with a certificate of compliance issued under subsection 116(4) of the Income Tax Act with a certificate limit fixed by the Minister of National Revenue in such certificate equal to the total aggregate Purchase Price including any adjustment under Section 2.4. Upon receipt of such certificate, the Purchaser shall pay the balance of the AD Excess Amount to the Vendor forthwith. If the Vendor fails to deliver to the Purchaser such certificate on or before the AD Remittance Date, the Purchaser shall, on the AD Remittance Date, pay to the Receiver General for Canada the balance of the AD Excess Amount, and the amount so paid by the Purchaser shall be considered for all purposes to be a payment made by the Purchaser to the Vendor on account of the total aggregate Purchase Price.

      (d) If necessary for the Vendor to obtain an amended certificate from Canada Revenue Agency, the Purchaser agrees to return the original certificate to the Vendor at any time on receiving written assurances that a revised certificate having an appropriate certificate limit will be issued by Canada Revenue Agency and delivered to the Purchaser immediately thereafter.

                                   ARTICLE 3
                         REPRESENTATIONS AND WARRANTIES

3.1. REPRESENTATIONS AND WARRANTIES IN RESPECT OF THE CORPORATION, SUBSIDIARIES AND BUSINESS

            The Guarantor and the Vendor hereby represent and warrant on a joint and several basis to the Purchaser as set out in this Section 3.1 and acknowledge that the Purchaser is relying on such representations and warranties in connection with the transactions contemplated in this Agreement.

3.1.1 INCORPORATION AND ORGANIZATION OF THE CORPORATION

            The Corporation is a corporation amalgamated and subsisting under the laws of the Province of Ontario. Each Subsidiary, if a corporation, is a corporation incorporated and subsisting under the laws of the jurisdiction of its corporation, if a partnership, is a partnership formed and subsisting under the laws of the jurisdiction in which such partnership has been formed. Each jurisdiction of incorporation or formation of each Subsidiary is set forth in
Schedule 3.1.1A attached hereto. No proceedings have been taken or authorized by any of the Guarantor, Vendor, or to the Knowledge of the Guarantor, the Corporation or any Subsidiary or by any other person with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of the Corporation or any Subsidiary or with respect to any amalgamation, merger, consolidation, arrangement or reorganization of, or relating to, the Corporation or any Subsidiary nor to the Knowledge of the Guarantor have any such proceedings been taken by any other person. True and complete copies of the Constating Documents and by-laws, if applicable, of the Corporation and every Subsidiary are contained in the applicable minute books of the Corporation or Subsidiary made available to the Purchaser and such Constating Documents and by-laws, if applicable, to the Knowledge of the Guarantor constitute all of the Constating Documents and by-laws, if applicable, of such parties, and are complete and correct and are in full force and effect. Each shareholders' agreement, unanimous shareholders' agreement, partnership agreement, joint venture agreement or other agreement governing the affairs of the Corporation and each Subsidiary or governing the relationship, rights and duties of their respective shareholders, unitholders or members is listed in Schedule 3.1.1B attached hereto.

3.1.2 CORPORATE RECORDS

            To the Knowledge of the Guarantor, the minute books of the Corporation and each Subsidiary and other corporate records made available to the Purchaser for review have been maintained in accordance with Applicable Law and contain, without limitation, complete and accurate copies of all by-laws of the Corporation and each Subsidiary and minutes of all meetings of, and resolutions passed by, the Corporation's and each Subsidiary's shareholders, directors and committees of directors, partners and committees of partners since the date of incorporation or formation of the Corporation and each Subsidiary. To the Knowledge of the Guarantor, all such meetings were duly called and held and all such by-laws and resolutions were duly passed or enacted. To the Knowledge of the Guarantor, the share certificate book, register of shareholders, register of transfers, register of directors and register of partners of the Corporation and each Subsidiary are complete, accurate and current.

3.1.3 QUALIFICATION TO DO BUSINESS, JURISDICTIONS AND CLINICS

            The Corporation and each Subsidiary has the necessary power, authority and capacity to own or lease and use its property and assets and to carry on its business as now being conducted by it and, to the Knowledge of the Guarantor, is registered, licensed or otherwise qualified to carry on its business in the jurisdictions in which the nature of its business as carried on by the Corporation and each Subsidiary or the property or assets owned or leased or used by them makes such qualification necessary. As of the date hereof, the Clinics established, operated and maintained by the Corporation and its Subsidiaries are identified and set forth on Schedule 3.1.3 attached hereto.

3.1.4 AUTHORIZED AND ISSUED CAPITAL

            The authorized capital of the Corporation consists of an unlimited number of common shares, of which only the Purchased Shares have been validly issued and are outstanding as fully paid and non-assessable shares. The authorized and issued Capital Securities of each Subsidiary is as set forth in
Schedule 3.1.4 attached hereto and such Capital Securities have been validly issued and are outstanding as fully paid and, if such Capital Securities represent shares in the capital of a corporation, non-assessable shares. The Purchased Shares and the Capital Securities set forth in Schedule 3.1.4 attached hereto were not issued in violation of pre-emptive rights or in violation of contractual restrictions. Except for the Purchased Shares and the Capital Securities set forth in Schedule 3.1.4 attached hereto, there are no other Capital Securities of the Corporation or any Subsidiary outstanding.

3.1.5 TITLE TO PURCHASED SHARES AND CAPITAL SECURITIES OF SUBSIDIARIES

            The Vendor is the sole registered and beneficial owner of the Purchased Shares. The Vendor now has, and on Closing the Purchaser shall acquire, good title to the Purchased Shares, free and clear of all Encumbrances. There are no restrictions of any kind on the transfer of the Purchased Shares except those set out in the Constating Documents of the Corporation. No person has, or has any right capable of becoming, any contract, commitment, understanding, arrangement, agreement or option for the purchase or other acquisition from the Vendor of any of the Purchased Shares.

            Schedule 3.1.4 attached hereto sets forth the registered and beneficial owners of the issued Capital Securities of each Subsidiary. Except as set forth on Schedule 3.1.5 attached hereto, the Corporation and each Subsidiary has good title to the Capital Securities of the Subsidiaries in respect of which it is shown as the registered and beneficial owner on Schedule 3.1.4 attached hereto, free and clear of all Encumbrances. Except as set forth on Schedule
3.1.5 attached hereto, no person has, or has any right capable of becoming, any contract, commitment, understanding, arrangement, agreement or option for the purchase or other acquisition from the Corporation or any Subsidiary of any of the Capital Securities of the Subsidiaries in respect of which it is shown as the registered and beneficial owner on Schedule 3.1.4 attached hereto.

3.1.6 INVESTMENTS

            Except for the Capital Securities in respect of each Subsidiary as set forth on Schedule 3.1.4 attached hereto, the Corporation does not have any other Subsidiary and except as set forth on Schedule 3.1.6 attached hereto does not own, directly or indirectly, any Capital Securities of any other body corporate or any equity or ownership interest in any other business or person and has not agreed to acquire any Subsidiary or any such Capital Securities or other equity ownership or interest. Except as set forth on Schedule 3.1.6 attached hereto, neither the Corporation nor any Subsidiary is subject to any contract, commitment, understanding, arrangement or agreement requiring it to acquire any Capital Securities of any Subsidiary apart from those which it currently owns. To the Knowledge of the Guarantor, except as set forth on
Schedule 3.1.6 attached hereto, neither the Corporation nor any Subsidiary is subject to any obligation or requirement to provide funds to or to make any investment in any business or person by way of loan, capital contribution or otherwise.

3.1.7 NO OBLIGATION TO ISSUE SECURITIES

            Except as set forth on Schedule 3.1.7 attached hereto, there are no agreements, options, warrants, rights of conversion or other rights pursuant to which the Corporation or, any Subsidiary is, or may become, obligated to issue any shares or other securities.

3.1.8 CONFLICTING INSTRUMENTS

            To the Knowledge of the Guarantor, neither the entering into of this Agreement by the Parties, nor the entering into of any agreement or other instrument contemplated hereby nor the completion of the transactions herein contemplated nor the performance by the Guarantor or the Vendor of its obligations hereunder will: (a) conflict with, or result in the breach or violation of or default under, or cause the acceleration of any obligations of the Corporation or any Subsidiary under, any of the terms and provisions of (i) any Applicable Law, (ii) the Constating Documents of the Corporation or any Subsidiary or their respective by-laws or any resolution of their respective directors or shareholders or members or partners; or (iii) subject to obtaining any Consent or Regulatory Approval which may be required thereunder in connection with the completion of the transactions herein contemplated, any License, Order or agreement, contract (including employment contracts) or commitment, written or oral to which the Corporation or any Subsidiary is a party or by which it is bound, (b) relieve any other party to any Contract, Lease or Equipment Lease of that party's obligations thereunder or enable it to terminate its obligations thereunder; (c) cause the Corporation or any Subsidiary to lose any rights under any Contract, Lease or Equipment Lease or any right to a government grant or tax credit or refund; or (d) result in the creation of any lien or encumbrance on any of the property or assets of the Corporation or any Subsidiary.

3.1.9 REGULATORY APPROVALS AND CONSENTS

            Except as set forth in Schedule 3.1.9, no Regulatory Approval, Consent or registration or filing with, notice to, or waiver from any Governmental Authority or other person is required to be obtained or made by the Guarantor or the Vendor, or, to the Knowledge of the Guarantor, the Corporation or any Subsidiary: (a) in connection with the execution, delivery and performance by the Guarantor or the Vendor of their obligations under this Agreement or the Closing Documents or the consummation of the transactions contemplated hereby; (b) to avoid the loss of any License relating to the Business; or (c) to permit the Corporation or any Subsidiary to carry on the Business after the Closing as the Business is currently carried on by the Corporation and any Subsidiary.

3.1.10 BOOKS AND RECORDS

            The Financial Statements are derived from the Books and Records of the Company and its Subsidiaries.

3.1.11 FINANCIAL STATEMENTS

            The Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States (other than for the absence of notes to such Financial Statements and other than, in the case of the Interim Financial Statements, normal year end adjustments) applied on a consistent basis and present fairly in all material respects the results of operation and financial condition of the Corporation and its Subsidiaries, in each case as of the date and throughout the period indicated.

3.1.12 NO MATERIAL CHANGE

            Since October 31, 2005, to the Knowledge of the Guarantor there has been no change in the business, results of operations or financial condition of the Corporation and its Subsidiaries on a consolidated basis, including any such change arising as a result of any change in Applicable Law, revocation of any License or as a result of fire, explosion, accident, casualty, labor problem, flood, drought, riot, storm, act of God or otherwise, except for changes occurring in the ordinary course of business and which, either individually or in the aggregate, have not had or will not have a Material Adverse Effect.

3.1.13 NO LIABILITIES

            To the Knowledge of the Guarantor, neither the Corporation nor any Subsidiary has any liabilities (whether accrued, absolute, contingent, matured or unmatured or otherwise) except:

      (a) liabilities disclosed on, reflected in or provided for in the Financial Statements;

      (b)   liabilities disclosed or referred to in this Agreement; and

      (c) liabilities incurred in the ordinary course of business and attributable to the period since October 31, 2005, which do not have, either individually or in the aggregate, a Material Adverse Effect.

3.1.14 BUSINESS CARRIED ON IN ORDINARY COURSE

            Since October 31, 2005, except as contemplated in Section 5.1.6 of this Agreement, to the Knowledge of the Guarantor the Corporation and each Subsidiary has carried on its business in the ordinary course, consistent with past practice.

3.1.15 GUARANTEES

            Except as set forth and described in Schedule 3.1.15 attached hereto, neither the Guarantor nor the Vendor has caused (without the knowledge of the senior management of the Corporation) either the Corporation or any Subsidiary to give or agree to give, or become a party to or be bound by or subject to any Guarantee of any obligation of the Guarantor, the Vendor or its subsidiaries (other than the Corporation and its Subsidiaries).

3.1.16 NON-ARM'S LENGTH TRANSACTIONS

            Neither the Guarantor, the Vendor nor any subsidiary of the Guarantor or the Vendor (other than the Corporation and its Subsidiaries) is indebted to the Corporation or any Subsidiary, nor is the Corporation or any Subsidiary indebted to the Guarantor, the Vendor or any subsidiary of the Guarantor or the Vendor (other than the Corporation and its Subsidiaries), except such indebtedness as is disclosed in Schedule 3.1.16 or expressly disclosed in the Financial Statements. Except as described in Schedule 3.1.16, neither the Corporation nor any Subsidiary is a party to any Contract with the Guarantor or the Vendor or any subsidiary of the Guarantor or the Vendor (other than the Corporation and its Subsidiaries).

3.1.17 EMPLOYEES

            No amounts are payable directly or indirectly to any Senior Employees of the Corporation as a result of the consummation of the transactions contemplated hereby. Neither the Guarantor nor the Vendor has entered into any employment arrangements on behalf of or in any way binding, the Corporation or any of its Subsidiaries. To the Knowledge of the Guarantor, neither the Corporation nor any Subsidiary (a) has any Employee who cannot be dismissed on reasonable notice, (b) is liable to any Employee or former employee for any damages under any Applicable Law or damages under any agreement or arrangement relating to any employee benefit under or pursuant to any employee benefit plans or (c) would be liable to any director, officer or Employee of the Corporation or any Subsidiary to make a payment upon the change of control of the Corporation and its Subsidiaries.

3.1.18 DEBT INSTRUMENTS

            Except as set forth and described in Schedule 3.1.18 attached hereto, neither the Guarantor nor the Vendor has caused (without the knowledge of the senior management of the Corporation) either the Corporation or any Subsidiary to become a party to or to be bound by or subject to any Debt Instrument or any agreement, contract or commitment to create, assume or issue any Debt Instrument and except as set forth and described in Schedule 3.1.18 attached hereto no Debt Instrument or Encumbrance which the Corporation or any Subsidiary is a party to or bound by or subject to is dependent upon the Guarantee of or any security provided by the Guarantor or the Vendor.

3.1.19 LEASES AND LEASED PROPERTY

            To the Knowledge of the Guarantor, (a) each Lease is valid and subsisting and in good standing, there is no default thereunder, nor is there any dispute between the Corporation or any Subsidiary on the one hand, and any landlord or tenant on the other under any Lease and the Corporation and each Subsidiary, as applicable, is entitled to all rights and benefits under the Leases and neither the Corporation nor any Subsidiary has sublet, assigned, licensed or otherwise conveyed any rights in the Leases or the property subject thereto to any other person; (b) neither the Corporation nor any Subsidiary, or, any other party thereto is in breach of any of the provisions of any Lease (subject to obtaining any Consents and Regulatory Approvals to the change in control of the Corporation herein contemplated, or in connection with the change of control of any Subsidiary); and (c) the completion of the transactions herein contemplated will not afford any of the parties to any Lease or any other person (other than the Corporation or any Subsidiary, as applicable) the right to terminate any Lease nor will the completion of the transactions herein contemplated result in any additional or more onerous obligation on the Corporation or any Subsidiary, as applicable under any Lease.

3.1.20 LEGAL PROCEEDINGS

            Except as set forth and described in Schedule 3.1.20 attached hereto, to the Knowledge of the Guarantor there is no material Legal Proceeding (whether or not purportedly on behalf of the Corporation or any Subsidiary) in progress, pending or threatened against the Corporation or any Subsidiary before or by any Tribunal. Except as set forth and described in Schedule 3.1.20 attached hereto, to the Knowledge of the Guarantor there is no Order outstanding against or affecting the Corporation or any Subsidiary.

3.1.21 BANKING INFORMATION

            To the Knowledge of the Guarantor, Schedule 3.1.21 attached hereto sets forth the name and location (including municipal address) of each bank, trust company or other institution in which the Corporation or any Subsidiary has an account, money on deposit or a safety deposit box and the name of each person authorized to draw thereon or to have access thereto and the name of each person holding a power of attorney from the Corporation or any Subsidiary and a summary of the terms thereof.

3.1.22 TAX MATTERS

      (a)   Taxes and Tax Returns

            The Corporation and each Subsidiary has duly filed in the prescribed manner and within the prescribed time all material Tax Returns required to be filed by it and such Tax Returns are correct and complete in all material respects, except in respect of a particular Tax

Return to the extent that it may have been modified in a subsequent Tax Return. The Corporation and each Subsidiary has paid all Taxes shown on such Tax Returns as being due and payable and all Taxes payable under any assessment or reassessment.

      (b)   Liabilities for Taxes

            The Financial Statements fully reflect, in accordance with generally accepted accounting principles in the United States, accrued liabilities (net of any payments made) for all Taxes which are not yet due and payable and for which Tax Returns are not yet required to be filed. To the Knowledge of the Guarantor, as of the date hereof, no examination of any material Tax Return of the Corporation or any Subsidiary by a Governmental Authority is currently in progress. To the Knowledge of the Guarantor there is no Legal Proceeding, assessment or re-assessment outstanding against the Corporation or any Subsidiary with respect to Taxes.

      (c)   Waivers

            There are no presently effective agreements, waivers or other arrangements providing for an extension of time with respect to any assessment or reassessment of Tax, the filing of any Tax Return or the payment of any Tax under any applicable Tax Legislation by the Corporation or any Subsidiary.

3.1.23 INTELLECTUAL PROPERTY RIGHTS

            Neither the Guarantor nor the Vendor directly owns, licenses, sub-licenses, has an interest in or to the Knowledge of the Guarantor infringes upon any of the Intellectual Property Rights owned by the Corporation or its Subsidiaries.

3.2.  REPRESENTATIONS AND WARRANTIES IN RESPECT OF THE GUARANTOR AND THE VENDOR

            The Guarantor and the Vendor represent and warrant on a joint and several basis to the Purchaser as set out in this Section 3.2 and acknowledge that the Purchaser is relying on such representations and warranties in connection with the transactions contemplated in this Agreement.

3.2.1 INCORPORATION OF THE VENDOR

            The Vendor is a wholly owned subsidiary of the Guarantor. The Vendor is a corporation incorporated and in good standing under the laws of the State of Delaware and has the corporate power, authority and capacity to execute and deliver this Agreement, to own the Purchased Shares, to sell the Purchased Shares to the Purchaser as herein contemplated and to perform its other obligations hereunder. No proceedings have been taken or authorized by the Vendor or by any other person with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of the Vendor nor, to the Knowledge of the Guarantor, have any such proceedings been threatened by any other person.

3.2.2 INCORPORATION OF THE GUARANTOR

            The Guarantor is a corporation incorporated and in good standing under the laws of the State of Delaware and has the corporate power, authority and capacity to execute and deliver this Agreement and to perform its other obligations hereunder. No proceedings have been taken or authorized by the Guarantor or by any other person with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of the Guarantor nor, to the Knowledge of the Guarantor, have any such proceedings been threatened by any other person.

3.2.3 AUTHORIZATION BY GUARANTOR AND THE VENDOR

            The execution and delivery of this Agreement and the completion of the transactions herein contemplated have been duly and validly authorized by all necessary corporate action on behalf of the Guarantor and the Vendor and this Agreement has been duly and validly executed and delivered by the Guarantor and the Vendor and is a valid and binding obligation of the Guarantor and the Vendor enforceable against the Guarantor and the Vendor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors' rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies. There is no Legal Proceeding in progress, pending, or, to the Knowledge of the Guarantor, threatened against or affecting the Guarantor or the Vendor or affecting the title of the Vendor to any of the Purchased Shares at law or in equity or before or by any Tribunal and there is no Order outstanding against or affecting the Guarantor or the Vendor which, in any such case, affects adversely or might affect adversely the ability of the Guarantor or the Vendor to enter into this Agreement or to perform its obligations hereunder.

3.2.4 CONFLICTING INSTRUMENTS

            Neither the entering into of this Agreement by the Parties nor the completion of the transactions herein contemplated will: conflict with, or result in the breach or violation of or default under, or cause the acceleration of any obligations of the Guarantor or the Vendor under, any of the terms and provisions of (a) any Applicable Law, (b) the Constating Documents or by-laws of the Guarantor or the Vendor or any resolution of the directors or shareholders of the Guarantor or the Vendor; or (c) any agreement, contract or commitment to which the Guarantor or the Vendor is a party or by which it is bound; except in the case of clauses (a) through (c) above, for such matters that do not affect the Guarantor's and the Vendor's ability to consummate the transactions contemplated herein.

3.2.5 COMPETITION ACT (CANADA)

            Other than for its ownership interest in the Corporation and the revenues from sales in, from or into Canada generated by the Business, neither the Guarantor nor the Vendor has any other assets in Canada and do not have any other revenues from sales in, from or into Canada in connection with any other business, investment or venture.

3.3.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

            The Purchaser represents and warrants to the Guarantor and the Vendor as set out in this Section 3.3 and acknowledges that the Guarantor and the Vendor are relying on such representations and warranties in connection with the transactions contemplated in this Agreement.

3.3.1 INCORPORATION, AUTHORITY AND ENFORCEABILITY, VENDOR'S INTELLECTUAL
      PROPERTY

            Each of the Purchaser and Callisto Capital (GP) L.P. (the "Limited General Partner") is a limited partnership under the Limited Partnerships Act (Ontario). Callisto Capital (GP) Inc. (the "Corporate General Partner") is a corporation incorporated and subsisting under the laws of the Province of Ontario. The Limited General Partner has all necessary power and authority to act as the general partner of the Purchaser. The Corporate General Partner for and on behalf of the Limited General Partner, has the necessary corporate power and authority to act as the general partner of the Limited General Partner and for and on behalf of the Limited General Partner, in its capacity as the general partner of the Purchaser, to enter into this Agreement, to purchase the Purchased Shares from the Vendor as herein contemplated and to perform the Purchaser's other obligations hereunder. The execution and delivery of this Agreement and the completion of the transactions herein contemplated have been duly and validly authorized by all necessary action of the Corporate General Partner and this Agreement has been duly and validly executed and delivered by the Corporate General Partner, in its capacity as the general partner of the Limited General Partner, in its capacity as General Partner of the Purchaser and is a valid and binding obligation of the Corporate General Partner, in its capacity as the general partner of the Limited General Partner, in its capacity as General Partner of the Purchaser, enforceable against the Corporate General Partner, in its capacity as the general partner of the Limited General Partner, in its capacity as General Partner of the Purchaser and against the Purchaser in accordance with its terms. The Purchaser acknowledges that after the Closing the Purchaser, the Corporation and the Subsidiaries will not have any right to use the name "Select Medical Corporation" or any derivative thereof or the Select Medical logo, nor, except for any name exclusively used by the Corporation and its Subsidiaries, any other tradename or trademark owned by the Guarantor or it subsidiaries.

3.3.2 INVESTMENT CANADA ACT

            The Purchaser is not a "non-Canadian" within the meaning of the Investment Canada Act (Canada).

3.4.  COMMISSION

            Each Party represents and warrants to the other Party that other than Nucleus GC and Mr. Craig Mull, whose fees are the responsibility of the Purchaser, neither Party has employed any broker, finder, or financial advisor or incurred any liability for any brokerage fee or commission, finder's fee or financial advisory fee, in connection with the transactions contemplated by this Agreement, nor is there any basis known to the Parties for any such fee or commission to be claimed by any person or entity.

3.5.  DUE DILIGENCE REVIEW

            Purchaser acknowledges that: (a) it has completed to its satisfaction its own due diligence review with respect to the Corporation and its Subsidiaries and it is entering into the transactions contemplated by this Agreement based on such investigation and, except for the specific representations and warranties made by the Guarantor or the Vendor in this Agreement, it is not relying upon any representations or warranty of the Guarantor or the Vendor or any affiliate thereof or any officer, director, employee, agent or advisor, or any of them, nor upon the accuracy of any record, projection or statement made available or given to Purchaser in the performance of such investigation, (b) it has had access to its full satisfaction to the Corporation and its Subsidiaries and their respective books and records, and employees, agents and representatives, and (c) it has had such opportunity to seek accounting, legal or other advice or information in connection with its entry into this Agreement and the other documents referred to herein relating to the consummation of the transactions contemplated hereby and thereby as it has seen fit. Purchaser has no knowledge that the representations and warranties of the Guarantor or the Vendor in this Agreement and the Schedules attached hereto are not true and correct in all material respects. For purposes of this Agreement, other than in respect of the first sentence of Section 3.1.17, Purchaser's knowledge shall include the knowledge of the Senior Employees of the Corporation. The Purchaser acknowledges that it is not aware of any fact or facts as of the date hereof that either individually or in the aggregate would cause it to conclude that the condition set forth in this Section 5.1.3 hereof will not be satisfied.

3.6.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF THE GUARANTOR AND THE VENDOR

            The representations and warranties of the Guarantor and the Vendor contained in this Agreement and in any Closing Document delivered or given pursuant to this Agreement or any Closing Document shall survive the Closing and, notwithstanding the Closing or any investigation made by or on behalf of the Purchaser with respect thereto, shall continue in full force and effect for the benefit of the Purchaser provided, however, that no claim in respect thereof shall be valid unless it is made within the following time periods:

      (a) in the case of a claim based upon or relating to tax fraud, and in respect of the representations or warranties in the first sentence of Section 3.1.1, Sections 3.1.4, 3.1.5, 3.1.15, 3.1.18, and Section
            3.2, there shall be no time limit within which such a claim may be made;

      (b)   in the case of a claim in respect of a representation or warranty in
            Section 3.1.22 within a period commencing on the Closing Date and ending on the date on which the last applicable limitation period under any applicable Tax Legislation expires with respect to any taxation year which is relevant in determining any liability under this Agreement with respect to Tax matters;

      (c)   in the case of a claim in respect of representations or warranties
            (i) in Sections 3.1.6, 3.1.7, 3.1.9 and 3.1.13, and (ii) all
            representations and warranties of the Guarantor or the Vendor qualified by the "Knowledge of the Guarantor", within a period of four years from the Closing Date;

      (d) in the case of a claim in respect of any other representation or warranty within a period of fifteen months from the Closing Date;

and any such claim as aforesaid shall be made in accordance with the provisions set forth in Article 6 and, upon the expiry of the relevant limitation period referred to in clauses (b) and (c) of this Section 3.6, neither the Guarantor nor the Vendor shall have any further liability to the Purchaser with respect to the representations or warranties referred to in such clauses, respectively, except in respect of claims which have theretofore been timely made in good faith in accordance with the provisions set forth above.

3.7.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

            The representations and warranties of the Purchaser contained in this Agreement and in any Closing Document and in any agreement, certificate, affidavit, statutory declaration or other document delivered or given pursuant to this Agreement or any Closing Document shall survive the Closing and, notwithstanding the Closing or any investigation made by or on behalf of the Guarantor or the Vendor with respect thereto, shall continue in full force and effect for the benefit of the Guarantor and the Vendor provided, however, that no claim in respect thereof shall be valid unless it is made within the following time periods:

      (a) in the case of a claim in respect of the representations and warranties set forth in Section 3.3.1, there shall be no time limit within which such a claim may be made; and

      (b) in the case of a claim in respect of any other representation and warranty, within a period of fifteen months from the Closing Date;

and any such claim shall be made in accordance with the provisions set forth in
Article 6 and, upon the expiry of the relevant limitation period, the Purchaser shall have no further liability to the Guarantor or the Vendor with respect to any of such representations or warranties, except in respect of claims which have theretofore been timely made in good faith in accordance with the provisions set forth above.

                                   ARTICLE 4
                         OTHER COVENANTS OF THE PARTIES

4.1.  COVENANTS OF THE GUARANTOR AND THE VENDOR

            The Guarantor and the Vendor hereby jointly and severally covenant and agree with the Purchaser as set out in this Section 4.1.

4.1.1 CONDUCT OF BUSINESS

            During the Interim Period, the Guarantor and the Vendor (a) shall and shall cause its officers and employees to assist the Corporation in transitioning its computer systems from the Guarantor's systems; and (b) shall not enter into agreements on behalf of, or make commitments on behalf of, the Corporation or its Subsidiaries without the prior knowledge of the Senior Employees of the Corporation.

4.1.2 NO SOLICITATION OF ALTERNATE TRANSACTION

            From the date of this Agreement until the earlier of: (i) the Closing Date; and (ii) the termination of this Agreement pursuant to Section 5.4 hereof, neither the Guarantor nor the Vendor will, and will use their commercially reasonable efforts to cause the Corporation and each Subsidiary, and their respective directors, officers, partners and employees, independent contractors, consultants, counsel, accountants, investment advisors and other representatives and agents not to, directly or indirectly, solicit, initiate or encourage discussions or negotiations with, provide any non-public information to, or enter into any agreement with, any third party concerning (or concerning the business of the Corporation or any Subsidiary in connection with) any merger, consolidation, sale of substantial assets or of a significant amount of assets, sale of securities, acquisition of beneficial ownership of or the right to vote securities of the Corporation or any Subsidiary or liquidation, dissolution or similar transactions involving the Corporation or any Subsidiary or any division thereof. In the event the Corporation, any Subsidiary, the Guarantor, the Vendor or any agent or representative of such parties, shall receive, prior to the Closing Date or termination of this Agreement, an offer for such a transaction, the Guarantor and the Vendor shall promptly notify the Purchaser thereof and provide the Purchaser with the identity of the third party and the specific terms of any proposal.

4.2.  COVENANTS OF THE PURCHASER

            The Purchaser hereby covenants and agrees with the Guarantor and the Vendor as set out in this Section 4.2:

4.2.1 CONFIDENTIALITY

      (a) During the Interim Period, the Purchaser shall keep confidential any trade secrets, know-how or confidential, personal or proprietary information and any financial or business documents or information (collectively in this Section 4.2.1(a) the "Information") received by it from the Guarantor or the Vendor, whether in oral, written or electronic form, the Corporation or any Subsidiary concerning the Corporation, any Subsidiary or the Business and shall not disclose any Information to any third party, provided that any Information may be disclosed to the Purchaser's Advisors who need to know such Information in connection with the transactions herein contemplated, and such Purchaser's Advisors are informed of the confidential and proprietary nature of the Information and agree to keep the Information confidential. The Purchaser shall use all reasonable efforts to ensure that the Purchaser's Advisors keep confidential any Information disclosed to them. Notwithstanding the foregoing, the Purchaser will not be liable for disclosure of any Information upon the completion of the Closing of the transactions herein contemplated or if:

            (i) the Information becomes generally known in the industry to which the Business is related other than through a breach of this Agreement by the Purchaser;

            (ii) the Information is lawfully obtained from a third party on a non-confidential basis without breach of this Agreement by the Purchaser, provided that such third party was not known by the Purchaser to be prohibited from disclosing such Information to the Purchaser by a legal, contractual or fiduciary obligation owed to the Guarantor or the Vendor, the Corporation or a Subsidiary;

            (iii) the Purchaser can establish through written records that the
                  Information was known to the Purchaser prior to its disclosure by the Guarantor or the Vendor, the Corporation or any Subsidiary;

            (iv) the Information is required to be disclosed pursuant to the requirements of Applicable Law (and the Purchaser shall have received advice to such effect from reputable and experienced outside counsel); or

            (v) the Guarantor or the Vendor provides its prior written approval of such disclosure by the Purchaser.

      (b) If this Agreement is terminated in accordance with the provisions hereof or if the transaction is not completed for any other reason, the Purchaser shall:

            (i) use all reasonable efforts to ensure that all Information and all copies thereof are either destroyed or returned to the Guarantor or the Vendor if it so requests so that, so far as possible, any Information obtained during and as a result of any investigation by the Purchaser's Advisors is not disseminated beyond those persons concerned with such investigations; and

            (ii) not, directly or indirectly, use for its own purposes, any Information discovered or acquired by the Purchaser's Advisors as a result of the Guarantor, the Vendor, the Corporation or any Subsidiary making available to them documents and materials relating to the Corporation.

4.2.2 TAX MATTERS

      (a) Following the Closing, the Guarantor and the Vendor shall, at their sole cost and expense, cause to be prepared and filed, with a copy to be delivered to the Purchaser, any Tax Returns required to be filed by the Corporation and each Subsidiary in respect of the period up to and including December 31, 2005. The Purchaser will coordinate and cooperate with the Guarantor and the Vendor in exchanging such information and supplying such assistance as may be reasonably requested in connection with the foregoing including, without limitation, providing all notices and information supplied or filed with any Governmental Authority (except for notices and information which the Purchaser considers, acting reasonably, highly confidential and sensitive which may be filed on a confidential basis), and all notices and correspondences received from any Governmental Authority.

      (b) Following the Closing, the Purchaser shall cause to be prepared and filed, with a copy to be delivered to the Vendor at least 14 days prior to filing for the Vendor's review and comment, any Tax Returns required to be filed by the Corporation and each Subsidiary in respect of the deemed fiscal year end caused by the sale by the Vendor of the Purchased Shares to the Purchaser. The costs and expenses associated with the preparation and filing of such Tax Returns will be shared equally by the Purchaser and the Guarantor. The Guarantor and the Vendor will coordinate and cooperate with the Purchaser in exchanging such information and supplying such assistance as may be reasonably requested in connection with the foregoing, including, without limitation, providing all notices and information supplied or filed with any Governmental Authority (except for notices and information which the Vendor considers, acting reasonably, highly confidential and sensitive which may be filed on a confidential basis), and all notices and correspondence received from any Governmental Authority.

      (c) The Purchaser shall cause the Corporation and each Subsidiary from and after the Closing Date to retain all Books and Records relating to any period ending on or prior to the Closing Date for a period of seven years following the Closing Date. So long as such Books and Records and other documents, information and files are retained by the Corporation and each Subsidiary pursuant to the provisions hereof, the Guarantor and the Vendor shall have the right, for the purpose of filing any Tax Returns as required under this Agreement and for the purpose of contesting any assessment or reassessment for Tax in accordance with the provisions of Article 6 to inspect and make copies of the same at the expense of the Guarantor and the Vendor during normal business hours and upon reasonable notice.

      (d) After Closing, the Purchaser agrees to cause the Corporation to cooperate in a reasonable manner with the Guarantor and the Vendor and their agents, representatives and auditors for the purposes of the preparation of the Guarantor's and the Vendor's accounts and tax returns and in providing all information required for legal, filing and regulatory purposes. Without limiting the generality of the foregoing, the Purchaser shall, upon reasonable notice, cause the Corporation to provide the Guarantor and the Vendor, their agents, representatives and auditors reasonable access during normal business hours to all Books and Records necessary for the preparation of such accounts and tax returns and for gathering the required information for legal, filing and regulatory purposes together with the assistance of those Employees of the Corporation that the Guarantor and the Vendor may reasonably request; provided that the Guarantor and the Vendor shall pay proper and reasonable compensation to the Corporation for the assistance of such Employees.

4.2.3 BROKERAGE FEES

            The Purchaser hereby covenants and agrees to pay any and all fees of Mr. Craig Mull and Nucleus GC incurred in connection with the transactions contemplated by this Agreement, and none of the Guarantor, the Vendor nor the Corporation or its Subsidiaries shall be responsible for any such fees.

4.3.  COOPERATION

            Each Party hereby covenants and agrees with the other Party that the Parties shall cooperate fully in good faith with each other and their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, including with respect to the information technology matters set forth on Schedule 4.3 hereto.

                                   ARTICLE 5
                              CONDITIONS OF CLOSING

5.1.  CONDITIONS FOR THE BENEFIT OF THE PURCHASER

            The transactions herein contemplated, including the sale and purchase of the Purchased Shares in accordance with the terms of this Agreement, are subject to the conditions precedent set out in this Section 5.1, each of which is hereby declared to be for the exclusive benefit of the Purchaser. Each of such conditions is to be satisfied in full at or prior to the Closing Time unless waived by the Purchaser. Subject to the terms and conditions of this Agreement, the Guarantor and the Vendor covenant and agree to use their commercially reasonable efforts to cause each of such conditions within its control to be fulfilled at or prior to the Closing Time.

5.1.1 REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE GUARANTOR AND THE VENDOR

      (a) All representations and warranties of the Guarantor and the Vendor made in or pursuant to this Agreement shall have been true and correct in all material respects on the date hereof and shall be true and correct in all material respects at the Closing Time with the same force and effect as if such representations and warranties had been made at and as of the Closing Time; provided that all representations and warranties of the Guarantor and the Vendor made in or pursuant to this Agreement that contain an express materiality qualification shall have been true and correct in all respects on the date hereof and shall be true and correct in all respects at the Closing Time as if such representations and warranties had been made at and as of the Closing Time.

      (b) The Guarantor and the Vendor shall have performed or complied with, in all material respects, all obligations, covenants and agreements contained in this Agreement to be performed by them at or prior to the Closing Time.

      (c) As evidence of the satisfaction of the conditions in Sections 5.1.1(a) and (b), the Guarantor and the Vendor shall deliver to the Purchaser at the Closing Time a certificate of the Guarantor and the Vendor, confirming the matters in Sections 5.1.1(a) and (b). Notwithstanding the foregoing, unless otherwise explicitly stated in the certificate, the receipt of such certificate and the completion of the transactions herein contemplated shall not constitute a waiver (in whole or in part) of, or have the effect of modifying or qualifying in any way, any of the representations and warranties of the Guarantor and the Vendor made in or pursuant to this Agreement, each of which shall survive the Closing and remain in full force and effect for the benefit of the Purchaser as provided in Section 3.6.

5.1.2 LEGAL OPINION

            A legal opinion of counsel, or counsels, as the case may be, to the Guarantor and the Vendor dated the Closing Date and being substantially in the form of Exhibit A attached hereto shall have been received by the Purchaser at the Closing Time. In rendering such opinion, counsel may rely as to the laws of jurisdictions other than the Province of Ontario upon the opinions of counsel qualified to practice in such jurisdictions satisfactory to the Purchaser.

5.1.3 DUE DILIGENCE

            The Purchaser shall be satisfied, in its reasonable judgment, with the results of its financial, business, legal, environmental, employment, labour and other due diligence investigations.

5.1.4 RELEASES

            The Guarantor and the Vendor shall deliver an executed general release from each director of the Corporation and each Subsidiary who is an employee of the Guarantor or the Vendor with respect to all claims against the Corporation and each Subsidiary up to the Closing Time, substantially in the form of Exhibit C attached hereto.

5.1.5 NON-COMPETITION AGREEMENT

            Non-Competition Agreements satisfactory in form and substance to the Purchaser shall have been entered into by the Guarantor and the Vendor with the Corporation substantially in the form of Exhibit D attached hereto.

5.1.6 DISCHARGE OF RELATED PARTY OBLIGATIONS

            At or prior to the Closing Date, the Guarantor or the Vendor will capitalize, cause to be capitalized or cause to be repaid all indebtedness owed by the Corporation or any Subsidiary to the Guarantor or the Vendor or owing by the Guarantor, the Vendor or any of their subsidiaries (other than the Corporation and its Subsidiaries) to the Corporation or any Subsidiary, and deliver to the Purchaser evidence of same reasonably satisfactory to the Purchaser.

5.2.  CONDITIONS FOR THE BENEFIT OF THE GUARANTOR AND THE VENDOR

            The transactions herein contemplated, including the sale and purchase of the Purchased Shares in accordance with the terms of this Agreement, are subject to the conditions precedent set out in this Section 5.2, each of which is hereby declared to be for the exclusive benefit of the Guarantor and the Vendor. Each of such conditions is to be satisfied in full at or prior to the Closing Time unless waived by the Guarantor and the Vendor. Subject to the terms and conditions of this Agreement, the Purchaser covenants and agrees to use its commercially reasonable efforts to cause each of such conditions within its control to be fulfilled at or prior to the Closing Time.

5.2.1 TRUTH OF REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

      (a) The representations and warranties of the Purchaser made in or pursuant to this Agreement shall have been true and correct in all material respects on the date hereof and shall be true and correct in all material respects at the Closing Time with the same force and effect as if such representations and warranties had been made at and as of the Closing Time.

      (b) The Purchaser shall have performed or complied with, in all material respects, all obligations, covenants and agreements contained in this Agreement to be performed by it at or prior to the Closing Time.

      (c) As evidence of the satisfaction of the conditions in Sections 5.2.1(a) and (b), the Purchaser shall deliver to the Guarantor and the Vendor at the Closing Time a certificate of the Purchaser confirming the matters in Section 5.2.1(a) and (b). Notwithstanding the foregoing, unless otherwise explicitly stated in the certificate, the receipt of such certificate and the completion of the transactions herein contemplated shall not constitute a waiver (in whole or in part) of, or be interpreted to modify or qualify in any way, any of the representations and warranties of the Purchaser made in or pursuant to this Agreement, each of which shall survive the Closing and remain in full force and effect for the benefit of the Guarantor and the Vendor as provided in Section 3.7.

5.2.2 LEGAL OPINION

            A legal opinion of counsel to the Purchaser dated the Closing Date and being substantially in the form of Exhibit B attached hereto shall have been received by the Guarantor and the Vendor at the Closing Time. In rendering such opinion, counsel may rely as to the laws of jurisdictions other than the Province of Ontario upon the opinions of counsel qualified to practice in such jurisdictions satisfactory to the Guarantor and the Vendor.

5.3.  WAIVER

            Any Party may waive, in whole or in part, by notice to the other Parties, any closing delivery set forth in this Article 5 which is for its benefit. No waiver by a Party of any closing delivery, in whole or in part, shall operate as a waiver of any other closing delivery.

5.4.  TERMINATION

            This Agreement may be terminated at any time prior to the Closing Date as follows, and in no other manner:

      (a)   by mutual consent of the Guarantor, the Vendor and the Purchaser;

      (b) by the Purchaser if any of the conditions set forth in Section 5.1 shall have become incapable of fulfillment, and shall not have been waived by the Purchaser; or

      (c)   by the Guarantor or the Vendor if any of the conditions set forth in
            Section 5.2 shall have become incapable of fulfillment, and shall not have been waived by the Guarantor or the Vendor;

      (d) by the Guarantor, the Vendor or the Purchaser if by the date six weeks from the date hereof the Purchaser shall have failed to deliver to the Guarantor and the Vendor fully executed financing commitments for $30 million in debt financing. Such financing commitment letters must be in form and substance reasonably satisfactory to the Guarantor, the Vendor and the Purchaser, and must be delivered together with a written statement of the Purchaser that
            (i) such commitment letters are in full force and effect, (ii) any and all commitment fees required to be paid thereunder have been paid, (iii) the Purchaser has no reason to believe that any conditions set forth in such commitment letters will not be satisfied, and (iv) the Purchaser is not aware of any fact or facts as of the date thereof that either individually or in the aggregate would cause it to conclude that the condition set forth in this
            Section 5.1.3 hereof will not be satisfied; or

      (e) by either the Purchaser, the Guarantor or the Vendor if the Closing has not occurred by the Closing Time.

5.5. LIABILITY OF PURCHASER, GUARANTOR AND VENDOR

            Upon termination of this Agreement pursuant to Section 5.4 hereof, there shall be no liability or obligation on the part of any party hereto, except that no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement.

                                   ARTICLE 6
                                 INDEMNIFICATION

6.1. INDEMNIFICATION BY THE GUARANTOR AND THE VENDOR

            The Guarantor and the Vendor shall, jointly and severally, indemnify, defend and save harmless the Purchaser and each of its Representatives from and against any and all Loss suffered or incurred by them, as a direct or indirect result of, or arising in connection with or related in any manner whatever to:

      (a) subject to Section 3.6 and the limitations set forth in Section 6.12(a), any misrepresentation or breach of warranty made or given by the Guarantor or the Vendor in this Agreement or in any certificate delivered pursuant to this Agreement;

      (b) any failure by the Guarantor or the Vendor to observe or perform any covenant or obligation contained in this Agreement or in any certificate delivered pursuant to this Agreement;

and, without limiting the generality of the provisions of Sections 6.1(a) and
(b), the indemnity provided for in this Section 6.1 shall also extend to:

      (c) any Taxes required to be paid by the Corporation or any Subsidiary relating to any period ending on or before the Closing Date, in excess of the Taxes accrued as a liability on the Closing Balance Sheet, so long as the liability for such Taxes is not the result of any amendment to or refiling of Tax Returns by the Corporation after the Closing Date.

Notwithstanding the Closing and the delivery of the certificate pursuant to
Section 5.1.1(c) for the purposes of the Purchaser's right to be indemnified as provided in this Section 6.1 (but subject to the limitations in Section 6.12), unless otherwise explicitly stated in the certificate, the said certificate shall be deemed to repeat the representations and warranties of the Guarantor and the Vendor, made in this Agreement on and as of the Closing Date as if then made without qualification as to materiality, except for the representations and warranties expressly so qualified in this Agreement.

6.2. INDEMNIFICATION BY THE PURCHASER

            The Purchaser shall indemnify, defend and save harmless the Guarantor and the Vendor and their Representatives from and against any and all Loss suffered or incurred by them, as a direct or indirect result of, or arising in connection with or related in any manner whatsoever to:

      (a) subject to Section 3.7 and the limitations set forth in Section 6.12(b), any misrepresentation or breach of any warranty made or given by the Purchaser in this Agreement or in any certificate delivered pursuant to this Agreement; or

      (b) any failure by the Purchaser to observe or perform any covenant or obligation contained in this Agreement or in any certificate delivered pursuant to this Agreement.

Notwithstanding the Closing and the delivery of the certificate pursuant to
Section 5.2.1(c) for the purposes of the Guarantor's and the Vendor's right to be indemnified as provided in this Section 6.2 (but subject to the limitations in Section 6.12), unless otherwise explicitly stated in the certificate, the said certificate shall be deemed to repeat the representations and warranties of the Purchaser, made in this Agreement on and as of the Closing Date as if then made without qualification as to materiality, except for the representations and warranties expressly so qualified in this Agreement.

6.3.  AGENCY FOR REPRESENTATIVES

            Each Party agrees that it accepts each indemnity in favour of any of its Representatives as agent and trustee of that Representative. Each Party agrees that the other Party may enforce an indemnity in favour of any of that Party's Representatives on behalf of that Representative.

6.4.  NOTICE OF THIRD PARTY CLAIMS

            If an Indemnitee receives notice of the commencement or assertion of any Third Party Claim, the Indemnitee shall give the Indemnitor reasonably prompt notice thereof, but in any event no later than thirty (30) days after receipt of such notice of such Third Party Claim. Such notice to the Indemnitor shall describe the Third Party Claim in reasonable detail and shall indicate, if reasonably practicable, the estimated amount of the Loss that has been or may be sustained by the Indemnitee.

6.5.  DEFENCE OF THIRD PARTY CLAIMS

            The Indemnitor may participate in or assume the defence of any Third Party Claim by giving notice to that effect to the Indemnitee not later than thirty (30 days) after receiving notice of that Third Party Claim (the "Notice Period"). The Indemnitor shall pay all of its own expenses of participating in or assuming such defence. The Indemnitee shall co-operate in good faith in the defence of each Third Party Claim, even if the defence has been assumed by the Indemnitor, and may participate in such defence assisted by counsel of its own choice at its own expense, and in such case the Indemnitor shall not be liable to the Indemnitee for any legal fees, costs and expenses incurred by the Indemnitee in connection with such defence. If the Indemnitee has not received notice within the Notice Period that the Indemnitor has elected to assume the defence of such Third Party Claim, the Indemnitee may, but only with the prior written consent of the Indemnitor (not to be unreasonably withheld), elect to settle or compromise the Third Party Claim, or the Indemnitee may assume such defence, assisted by counsel of its own choosing and the Indemnitor shall be liable for all reasonable costs and expenses paid or incurred in connection therewith and any Loss suffered or incurred by the Indemnitee with respect to such Third Party Claim that is covered by the indemnification provisions of this Agreement. If the Indemnitor elects to assume the defence of a Third Party Claims under this Section 6.5, the Indemnitor shall not have the right thereafter to contest its liability for such claim.

6.6.  ASSISTANCE FOR THIRD PARTY CLAIMS

            The Indemnitor and the Indemnitee will use all reasonable efforts to make available to the Party which is undertaking and controlling the defence of any Third Party Claim (the "Defending Party"):

      (a) those employees and other persons whose assistance, testimony or presence is necessary to assist the Defending Party in evaluating and in defending any Third Party Claim; and

      (b) all documents, records and other materials in the possession of such Party reasonably required by the Defending Party for its use in defending any Third Party Claim;

and shall otherwise cooperate with the Defending Party. The Indemnitor shall be responsible for all reasonable expenses associated with making such documents, records and materials available and for all reasonable expenses of any employees or other persons made available by the Indemnitee to the Indemnitor hereunder, which expense shall not exceed the actual cost to the Indemnitee associated with such employees and other persons.

6.7.  SETTLEMENT OF THIRD PARTY CLAIMS

            If an Indemnitor elects to assume the defence of any Third Party Claim as provided in Section 6.5, the Indemnitor shall not be liable for any legal expenses incurred by the Indemnitee in connection with the defence of such Third Party Claim following the receipt by the Indemnitee of notice of such assumption. However, if the Indemnitor fails to take reasonable steps necessary to defend diligently such Third Party Claim within thirty (30) days after receiving notice from the Indemnitee that the Indemnitee believes on reasonable grounds that the Indemnitor has failed to take such steps, the Indemnitee may, at its option, elect to assume the defence of and with the prior written consent of the Indemnitor (not to be unreasonably withheld) to negotiate, settle or compromise the Third Party Claim assisted by counsel of its own choosing and the Indemnitor shall also be liable for all reasonable costs and expenses paid or incurred in connection therewith. The Indemnitor shall not, without the prior written consent of the Indemnitee, enter into any compromise or settlement of a Third Party Claim, which would lead to liability or create any other obligation, financial or otherwise, on the Indemnitee.

6.8.  DIRECT CLAIMS

            Any Direct Claim shall be asserted by giving the Indemnitor reasonably prompt written notice thereof, but in any event not later than thirty
(30) days after the Indemnitee becomes aware of such Direct Claim. The Indemnitor shall then have a period of thirty (30) days within which to respond in writing to such Direct Claim. If the Indemnitor does not so respond within such thirty (30) day period, the Indemnitor shall be deemed to have rejected such Claim, and in such event the Indemnitee shall be free to pursue such remedies as may be available to the Indemnitee.

6.9.  FAILURE TO GIVE TIMELY NOTICE

            A failure to give timely notice as provided in this Article 6 shall not affect the rights or obligations of any Party except and only to the extent that, as a result of such failure, any Party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise directly and materially damaged as a result of such failure.

6.10. REDUCTIONS

            Notwithstanding anything contained herein to the contrary, the amount of any damages incurred or suffered by an Indemnitee shall by calculated after giving effect to any proceeds (including insurance proceeds), benefits or recoveries obtained by the Indemnitee from any other third party. Each Indemnitee shall exercise commercially reasonable efforts to obtain such proceeds, benefits and recoveries. If the amount of any Loss at any time subsequent to the making of an Indemnity Payment in respect of that Loss is reduced by any recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other person, the amount of such reduction (less any costs, expenses (including Taxes) or premiums incurred in connection therewith), shall promptly be repaid by the Indemnitee to the Indemnitor. Upon making a full Indemnity Payment, the Indemnitor shall, to the extent of such Indemnity Payment, be subrogated to all rights of the Indemnitee against any third party that is not an Affiliate of the Indemnitee in respect of the Loss to which the Indemnity Payment relates. Until the Indemnitee recovers full payment of its Loss, and any and all claims of the Indemnitor against any such third party on account of such Indemnity Payment shall be postponed and subordinated in right of payment to the Indemnitee's rights against such third party. Without limiting the generality or effect of any other provision hereof, the Indemnitee and Indemnitor shall duly execute upon request all instruments reasonably necessary to evidence and perfect such postponement and subordination. The amount of any Loss claimed by any Indemnitee hereunder shall be reduced to the extent of any Tax savings or benefits realized by any Indemnitee that is attributable to any deduction, loss, credit or other tax benefit resulting from or arising out of such Loss. Notwithstanding anything to the contrary contained in this Agreement, Vendor shall have no liability under this Agreement with respect to any matter to the extent the expense, loss or liability comprising the Loss (or a part thereof) with respect to such matter has been taken into account in the determination of Closing Working Capital.

6.11. PAYMENT AND INTEREST

            All Losses shall bear interest at a rate per annum equal to the Prime Rate, calculated and payable monthly, both before and after judgment, with interest on overdue interest at the same rate, from the date that the Indemnitee disbursed funds, suffered damages or losses or incurred a loss, liability or expense in respect of a Loss, to the date of payment by the Indemnitor to the Indemnitee.

6.12. LIMITATION

      (a) No claims may be asserted by the Purchaser or the Purchaser's Representatives under Section 6.1(a) unless and until the aggregate of the Losses of the Purchaser and its Representatives collectively, in respect of such Claims exceeds $750,000 in the aggregate, in which event only the amount of any and all such Loss exceeding such amount may be asserted. In addition, the maximum aggregate liability of the Guarantor and the Vendor for all claims made under Section 6.1(a) and Section 6.1(c) shall not exceed the following:

            (i) in respect of all claims based on any of those matters described in Sections 3.6(a), 3.6(b), 3.6(c)(i) or Section 6.1(c), the Purchase Price;

            (ii) notwithstanding anything to the contrary in Section 6.12(a)(i) above, in respect of all claims based on any of those matters described in Section 3.6(c)(ii), the Purchase Price in the event that the claim is made on or before the first anniversary following the Closing, seventy-five percent (75%) of the Purchase Price in the event that the claim is made after the first anniversary following the Closing and on or before the second anniversary following the Closing, fifty percent (50%) of the Purchase

                  Price in the event that the claim is made after the second anniversary following the Closing and on or before the third anniversary following the Closing, and twenty-five percent (25%) of the Purchase Price in the event that the claim is made after the third anniversary following the Closing and on or before the fourth anniversary of the Closing Date; and

            (iii) in respect of all claims based on any of those matters described in Section 3.6(d), or any claims not otherwise described above, fifty percent (50%) of the Purchase Price.

            Further, the maximum aggregate liability of the Guarantor and the Vendor for all claims described in paragraphs (i) through (iii) above, shall not exceed the Purchase Price.

            In calculating the amount of any Loss, the amount of such Loss claimed by the Purchaser or Purchaser's Representative under Section 6.1(a) for a breach of representation or warranty set forth in this Agreement or Section 6.1(c) in respect of the indemnity relating to Taxes (excluding for this purpose any Taxes imposed by the United States on the Corporation or its Subsidiaries or withholding or similar Taxes imposed by Canada on payments made by the Corporation or its Subsidiaries to the Guarantor or the Vendor), shall be reduced to the extent that any of the facts giving rise to such breach or indemnification obligation were known by the Purchaser or any of its officers, directors, accountants, consultants or legal counsel prior to the Closing Date or were known by the Senior Employees of the Corporation, and solely for purposes of this subsection, the Purchaser shall at the Closing deliver to the Guarantor and the Vendor a certificate, dated as of the Closing Date, to the effect that neither Purchaser nor any of its officers, directors, accountants, consultants or legal counsel is aware of any fact which, if known, would result in a reduction of the amount of Loss claimed by the Purchaser or the Purchaser's Representative pursuant to this sentence. For purposes of this paragraph, neither the Purchaser nor any of its officers, directors, accountants, consultants or legal counsel nor any of the Senior Employees of the Corporation shall be deemed to have knowledge of any fact solely due to the preparation and filing of any Tax Return pursuant to Section 4.2.2(a) hereof.

      (b) No Claim may be asserted by the Guarantor, the Vendor or their Representatives under Section 6.2(a) unless and until the aggregate of the Losses of the Guarantor and the Vendor and their Representatives collectively, in respect of such Claims exceeds $750,000 in the aggregate, in which event only the amount of all such Loss exceeding such amount may be asserted. In addition, the maximum aggregate liability of the Purchaser for all claims made under Section 6.2(a) shall not exceed the following: (i) in respect of all claims based on any of those matters described in Section 3.7(a), the Purchase Price; and (ii) in respect of all claims based on any of those matters described in Section 3.7(b), or any claims not otherwise described above, fifty percent (50%) of the Purchase Price.

            Further, the maximum aggregate liability of the Purchaser for all claims described in paragraphs (i) and (ii) above, shall not exceed the Purchase Price.

6.13. ADDITIONAL RULES AND PROCEDURES

      (a) If any Third Party Claim is of a nature such that the Indemnitee is required by Applicable Law to make a payment to any person (a "Third Party") with respect to such Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnitee may make such payment and the Indemnitor shall, forthwith after demand by the Indemnitee, reimburse the Indemnitee for any such payment. If the amount of any liability under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnitor to the Indemnitee , the Indemnitee shall, forthwith after receipt of the difference from the Third Party, pay such difference to the Indemnitor;

      (b) The Indemnitee and the Indemnitor shall co-operate fully with each other with respect to Third Party Claims, shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available) and shall each designate a senior officer who will keep himself informed about and be prepared to discuss the Third Party Claim with his counterpart and with counsel at all reasonable times.

6.14. EXCLUSIVE REMEDY

            Notwithstanding anything else contained in this Agreement to the contrary, after the Closing, indemnification pursuant to the provisions of this
Article 6 shall be the sole and exclusive remedy with respect to any and all claims by Purchaser relating to this Agreement, the Corporation and its Subsidiaries, the events giving rise to or subject matter of this Agreement and the transactions contemplated hereby. Without limiting the generality or effect of the foregoing, as a material inducement to the Guarantor and the Vendor entering into this Agreement, Purchaser hereby waives, from and after the Closing, any claim or cause of action, known and unknown, foreseen and unforeseen, which it or any of its affiliates may have against the other parties hereto or their directors, officers or stockholders, including without limitation under the common law or federal or state securities laws, trade regulation laws or other laws, by reason of this Agreement, the events giving rise to or subject matter of this Agreement and the transactions contemplated hereby, except for claims or causes of action brought under and subject to the terms and conditions of the provisions contained in this Article 6.

                                   ARTICLE 7
                                  MISCELLANEOUS

7.1.  FURTHER ASSURANCES

            Each Party shall from time to time execute and deliver or cause to be executed and delivered all such further documents and instruments and do or cause to be done all further acts and things as the other Party may, before or after the Closing Time, reasonably require as being necessary or desirable in order to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement or any provision hereof.

7.2.  PUBLIC ANNOUNCEMENTS

            Except to the extent required by Applicable Law or on Form 8-K under the Securities Exchange Act of 1934, as amended, each Party agrees that no public disclosure, public announcement or other disclosure to a third party (other than on a need to know basis in order to complete the transactions contemplated herein) regarding this Agreement, the transactions contemplated hereby or the identity of the Parties, shall be made by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld. It is understood that the Agreement will be disclosed as part of the Form 8-K filing of the Guarantor described above, but that unless required by Applicable Law or by request of the Securities and Exchange Commission, the Schedules and Exhibits forming part of this Agreement will not be publicly disclosed.

7.3.  NOTICES

      (a) Any notice, direction or other communication (in this Section, a "notice") required or permitted to be given to a Party shall be in writing and shall be sufficiently given if delivered personally, mailed or transmitted by facsimile as follows:

            (i)   in the case of the Guarantor and the Vendor, at:

                  Select Medical Corporation
                  4716 Old Gettysburg Road
                  Mechanicsburg, Pennsylvania 17055
                  Fax No.: (717) 975-9981
                  Attention: Michael E. Tarvin, Esq.

            (ii)  in the case of the Purchaser, at

                  Callisto Capital (GP) Inc.
                  Canada Trust Tower
                  BCE Place
                  161 Bay Street
                  Suite 4620, P.O. Box 709
                  Toronto, ON M5J 2S1
                  Fax No.: 416-868-4910
                  Attention: Mr. James Walker

      (b) Any notice delivered personally, shall be deemed to have been given and received on the day on which it was delivered, if delivered prior to 5:00 p.m. (recipient's time) on a Business Day; otherwise on the first Business Day thereafter. Any notice mailed shall be deemed to have been given and received on the third Business Day after it was mailed, provided that if the Party giving the notice knows or ought reasonably to know of disruptions in the postal system that might affect the delivery of mail, such notice shall not be mailed but shall be given by personal delivery or facsimile transmission. Any notice transmitted by facsimile shall be deemed to have been given and received on the day of its transmission if the machine from which it was sent receives the answerback code of the Party to whom it was sent prior to 5:00 p.m. (recipient's time) on such day provided that such day is a Business Day; otherwise on the first Business Day thereafter.

      (c) Either Party may change its address for service from time to time by notice given to each of the other Party in accordance with the foregoing provisions.

7.4.  TIME OF THE ESSENCE

            Time shall be of the essence of this Agreement.

7.5.  COSTS AND EXPENSES

            Except as set forth herein, each Party shall be responsible for all costs and expenses (including the fees and disbursements of legal counsel, bankers, investment bankers, accountants, brokers and other advisors) incurred by it in connection with this Agreement and the transactions contemplated herein.

7.6.  EFFECT OF CLOSING

            All provisions of this Agreement shall remain in full force and effect notwithstanding the Closing, subject only to the limitation periods specified in Sections 3.6 and 3.7 and the related indemnities in Article 6.

7.7.  COUNTERPARTS

            This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument. To evidence its execution of an original counterpart of this Agreement, a Party may send a copy of its original signature on the execution page hereof to the other Party by facsimile transmission and such transmission shall constitute delivery of an executed copy of this Agreement to the receiving Party.

7.8.  ASSIGNMENT

            This Agreement may not be assigned by either Party without the prior written consent of the other Party provided that this Agreement may be assigned by the Purchaser prior to the Closing Date without the consent of the Guarantor and the Vendor to an Affiliate of the Purchaser (which Affiliate is reasonably acceptable to the Vendor), provided further that such Affiliate enters into a written agreement with the Guarantor and the Vendor to be bound by the obligations, covenants and agreements contained in this Agreement in all respects and to the same extent as the Purchaser and provided that the Purchaser shall continue to be bound by all such obligations, covenants and agreements to the extent that such Affiliate fails to perform the same.

7.9.  PARTIES IN INTEREST

            This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

7.10. THIRD PARTIES

            Except as specifically set forth or referred to herein, nothing herein is intended or shall be construed to confer upon or give to any person, other than the Parties and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

7.11. ENGLISH LANGUAGE

            The parties confirm that it is their wish that this Agreement and any other documents delivered or given pursuant to this Agreement, including notices, have been and shall be in the English language only.

                            [Signature Page Follows]

            IN WITNESS WHEREOF this Agreement has been executed by the parties hereto.

                                     SELECT MEDICAL CORPORATION

                                     Per: /s/ Martin F. Jackson
                                          ----------------------------------
                                          Name: Martin F. Jackson
                                          Title: Senior Vice President and Chief
                                                 Financial Officer

                                     Per: /s/ Joel T. Veit
                                          ----------------------------------
                                          Name: Joel T. Veit
                                          Title: Vice President

                                     SLMC FINANCE CORPORATION

                                     Per: /s/ Andrew T. Panaccione
                                          ----------------------------------
                                          Name: Andrew T. Panaccione
                                          Title: Vice President and Treasurer

                                     Per: /s/ Karen Severino
                                          ----------------------------------
                                          Name:  Karen Severino
                                          Title:  Secretary

                                     CALLISTO CAPITAL L.P., BY ITS GENERAL
                                     PARTNER CALLISTO CAPITAL (GP) L.P., BY
                                     ITS GENERAL PARTNER CALLISTO CAPITAL
                                     (GP) INC.

                                     Per: /s/ J.B. Walker
                                          ----------------------------------
                                          Name: J.B. Walker
                                          Title: Managing Director

                                     Per: /s/ Joe Shlesinger
                                          ----------------------------------
                                          Name: Joe Shlesinger
                                          Title: Managing Director